EXHIBIT 99.1

LENOX GROUP INC. REPORTS THIRD QUARTER 2007 RESULTS

NAMES NEW COO/CFO

November 6, 2007 – Eden Prairie, MN – Lenox Group Inc. (NYSE: LNX), a leading tabletop, giftware and collectible company, today reported financial results for its third quarter ending September 29, 2007.

Summary of Results from Continuing Operations

Revenues for the third quarter were $137.8 million compared to $154.3 million in the third quarter of 2006, reflecting declines of $12.1 million, $2.8 million and $1.5 million in the Company’s Wholesale, Retail and Direct segments, respectively. Revenues for the first nine months were $317.1 million compared to $343.4 million in the same period of 2006.

The net income for the third quarter was $4.1 million, or $0.29 per share compared with net income of $5.4 million or $0.39 per share in the third quarter of 2006. The net loss for the first nine months was $20.2 million or $1.46 per share compared to a net loss of $42.9 million, or $3.12 per share in the prior year.

Covenant compliance EBITDA (earnings before interest, taxes, depreciation and amortization and further adjusted for additional items per the Company’s debt agreements) was $19.6 million and $9.8 million for the third quarter and first nine months of 2007, respectively. The presentation of covenant compliance EBITDA in the previous paragraph is a non-GAAP measure. Management believes this non-GAAP measure provides useful information to investors regarding the Company’s results and ability to comply with its bank covenants. This non-GAAP measure should not be considered an alternative to the results from operations which are determined in accordance with GAAP. A reconciliation of the GAAP financial measures to the non-GAAP financial measures is attached.

Marc Pfefferle, interim Chief Executive Officer said, “Our overall results year to date are consistent with our expectations of continuing earnings improvement versus last year, as the impact of lower revenue is offset by cost reductions. That being said, the quarter was not as strong as we planned with the largest revenue shortfall versus plan in the Direct and Retail segments. We installed new leaders at both of these businesses during the quarter and, in the case of Retail, performance over the September/October timeframe has improved and is significantly closer to plan.”

“As I have discussed before, we have made significant progress. The most visible of our efforts has been in reducing the cost structure, improving the efficiency of the business, and significantly reducing inventory levels. In this regard, selling, general and administrative expense for the first nine months, excluding executive management consulting fees, decreased $19.2 million compared to 2006. Additionally, our strong inventory management led to a $26.7 million decrease in inventory from a year ago.”

“Less visible, but even more important, has been our work in the brand and product development areas where for example we have significantly reduced product development lead times, repositioned and totally redesigned our Dansk offerings and introduced an innovative new bone china dinnerware line “Simply Fine” which combines lifestyle designs with increased durability and is microwave and dishwasher safe. While we are very excited and the response of our customers to these and other new products at the October tabletop show was very positive, the benefits of our efforts in these areas have a significant lead time and will not start to become visible until mid next year.”

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The comparability of the net income for the third quarter of 2007 to the same period in 2006 was affected by a number of factors. The results during the third quarter of 2007 were negatively impacted by $2.0 million in restructuring costs and $1.7 million in executive management consulting fees, while benefiting from a $0.4 million gain on the disposal of the sterling silver product line and a separate $0.4 million income tax benefit as a result of the expiration of the statute of limitations on certain tax positions the Company had taken. Excluding these items and their related tax effect, the net income for the third quarter of 2007 increased 6% to $5.7 million, or $0.41 per share.

The comparability of the net loss for the first nine months of 2007 to the same period of 2006 was also affected by a number of factors. The first nine months of 2007 included a $5.9 million loss on the refinancing of debt, $8.9 million of restructuring costs, $4.4 million of executive management consulting fees, partially offset by a $0.4 million gain on the disposal of the sterling silver product line and a separate $2.2 million after tax benefit as a result of the expiration of the statute of limitations on certain tax positions the Company had taken. The first nine months of 2006 was negatively affected by a goodwill impairment charge of $37.1 million, which was partially offset by a favorable purchase accounting adjustment of $3.5 million. Excluding these items and their related tax effect, the net loss for the first nine months of 2007 was $10.9 million, or $0.79 per share compared to a net loss of $9.4 million, or $0.69 per share for the first nine months of 2006.

The presentation of the net income and net income per share in the previous two paragraphs are non-GAAP measures. Management believes these non-GAAP measures provide useful information to investors regarding the Company’s results because it provides a more meaningful comparison and understanding of the Company’s operating performance compared to last year. These non-GAAP measures should not be considered an alternative to the results from operations which are determined in accordance with GAAP. Reconciliation of the GAAP financial measures to the non-GAAP financial measures are as follows:

Reconciliation of Non-GAAP Financial Measures

(In Millions, except per share amounts)

	13 Weeks Ended		39 Weeks Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006

Net Income (Loss) (GAAP measure)	$4.1	$5.4	$(20.2)	$(42.9)
Goodwill impairment	0.0	0.0	0.0	37.1
Loss on early extinguishment of debt	0.0	0.0	5.9	0.0
Inventory purchase accounting adjustments	0.0	(0.0)	0.0	(3.5)
Restructuring charges	2.0	0.0	8.9	0.0
Executive management consulting fees	1.7	0.0	4.4	0.0
Gain on sale of sterling silver product line	(0.4)	0.0	(0.4)	0.0
Income tax impact of the above items	(1.3)	(0.0)	(7.3)	(0.1)
Income tax benefit from expiration of statue of limitations	(0.4)	0.0	(2.2)	0.0

Net Income (Loss) – (non GAAP measure)	$5.7	$5.4	$(10.9)	$(9.4)

Weighted Average Shares Outstanding – assuming dilution	14.0	13.8	13.8	13.7
Income (Loss) Per Share	$0.41	$0.39	$(0.79)	$(0.69)

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Announcement of new COO/CFO

The Company also announced that the Board of Directors has elected Fred Spivak to the position of Chief Operating Officer/Chief Financial Officer, effective November 9, 2007.

Mr. Spivak has over 30 years of operational and financial experience, with an exceptional record of achieving strategic objectives in turnaround situations. He served on the Board of Directors of Oneida Ltd., a designer, importer and distributor of flatware and dinnerware, and led their Consumer Products Division during the restructuring of their sales and marketing organizations.

Mr. Spivak spent 13 years with Lifetime Brands, a designer, developer and marketer of a broad range of branded consumer products used in the home. In his roles as Chief Financial Officer and VP of Administration, he developed the operational and financial systems for the Company and was involved with several profitable acquisitions.

Most recently Mr. Spivak served as Managing Director of FMS Consulting, a company that provides operational and financial consulting services to companies in the giftware and consumer goods industries. He was also Chief Financial and Chief Operating Officer of Colorado Prime Foods, and Chief Operating Officer of Morgan-Walke Associates. Mr. Spivak is certified as a CPA and has a degree from the State University of NY at Buffalo.

Marc Pfefferle, Interim Chief Executive Officer, said: “The hiring of Mr. Spivak is a significant step in our continued drive to develop a first class management team to lead Lenox. He brings a wealth of industry knowledge, as well as operational and financial experience. His addition to the team will add a great deal of value as Lenox strives to enhance its profitability.”

Upon the effectiveness of Mr. Spivak’s election to these positions, Timothy J. Schugel’s resignation as Chief Financial Officer of the Company, previously disclosed on the Company’s Current Report on Form 8-K filed on April 5, 2007, will become effective.

Third Quarter Performance

Wholesale

Net sales decreased $12.1 million, or 10%, in the third quarter of 2007 compared with the same period in 2006 due to declines in all of the Company’s major brands and the $1.3 million effect of the divestiture of the sterling silver product line in July 2007. The decrease in wholesale sales was anticipated and was a result of consolidation of department store chains and the continued decline in the gift and specialty channel.

Gross profit as a percentage of net sales was 44% and 43% in the third quarter of 2007 and 2006, respectively. The increase in gross profit as a percentage of net sales was primarily due to manufacturing cost savings and lower variable costs which combined to have a positive two percentage point impact on the gross margin percentage. This increase was partially offset by a higher excess inventory expense as a result of taking less excess Department 56 inventory through the Company’s outlet stores in order to expedite its disposition to facilitate the consolidation of the Company’s wholesale distribution centers.

Selling expenses were $2.3 million, or 19% lower in the third quarter of 2007 as compared to the third quarter of 2006, principally due to lower variable selling expenses and lower compensation expense that resulted from prior workforce reduction efforts.

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Retail

Net sales decreased $2.8 million, or 19%, in the third quarter of 2007 compared with the same period in 2006. This decrease was primarily due to the closing of five stores in the 1st quarter of 2007, a 12% reduction in same-store sales due to lower store traffic, timing of year over year sales promotions and the effect of a net reduction of two stores in 2007.

Gross profit as a percentage of net sales was 47% in both the third quarter of 2007 and 2006. In the third quarter of 2007, the Retail segment was able to reverse the double-digit decline in gross margin percentage experienced during the first half of 2007. This reversal was accomplished through a change in merchandising strategy to include a greater mix of first quality products in its stores.

Selling expenses declined $0.4 million, or 5%, in the third quarter of 2007 compared to the same period in 2006. However, selling expenses increased as a percentage of net sales to 60% in 2007 from 51% in 2006. This increase in selling expense as a percentage of net sales was principally due to lower sales and higher occupancy costs related to three converted “All the Hoopla” stores which were opened in the fourth quarter of 2006. These stores carry a significantly higher rent than the average of the remaining stores and have not had corresponding levels of revenue.

Restructuring charges of $0.2 million in the third quarter of 2007 were principally due to additional lease termination costs related to a tentative settlement reached in the termination of an “All the Hoopla” store lease.

Direct

Net sales decreased $1.5 million, or 7%, in the third quarter of 2007 as compared to the same period in 2006. The decrease was primarily due to lower consumer response to direct mail advertising campaigns, partially offset by increased internet sales.

Gross profit as a percentage of sales was 70% and 74% in the third quarter of 2007 and 2006, respectively. This four percentage point decline in gross profit as a percentage of sales was primarily due to increased product costs, a portion of which includes enhanced packaging intended to improve the long-term image of the Lenox brand.

Selling expenses decreased by $0.3 million or 2% in the third quarter of 2007 compared to the same period in 2006. Selling expense as percentage of net sales increased three percentage points from 57% in 2006 to 60% in 2007. The increase in selling expense in 2007 as a percentage of net sales was primarily due to a planned increase in advertising spending to acquire more new customers combined with lower customer response to our direct mail advertising campaigns and increased bad debt expense in 2007 related to a change in sales and customer mix.

Corporate

Net sales of $0.1 million represents revenue from the licensing of the Lenox brand and were $0.1 million lower in the third quarter of 2007 compared to the same period in 2006, which is largely timing related.

General and administrative expenses decreased by $4.3 million, or 15%, in the third quarter of 2007 as compared to the same period in 2006. This decrease was primarily a result of (i) a $ 2.0 million reduction in post retirement expenses related to freezing the Company’s defined benefit pension plans in the fourth quarter of 2006 and the discontinuation of offering post retirement health benefits to current employees in the third quarter of 2007, (ii) $2.0 million in workforce reductions and (iii) $0.5 million in building consolidation expenses incurred in 2006 which were not repeated in 2007. A $0.4 million gain on the sale of the sterling silver product line in 2007 also contributed to the decrease. Partially offsetting these decreases were $1.7 million in executive management consulting fees incurred in 2007 and $0.3 of additional rent net of depreciation resulting from the sale-leaseback of the Hagerstown, MD distribution center.

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Restructuring charges of $1.8 million were incurred in the third quarter of 2007. Severance and manufacturing shutdown costs related to our decision to sell our sterling silver product line and shutdown our Pomona, NJ sterling silver manufacturing facility accounted for $1.0 million of these charges. An additional $0.8 million of severance expense was related to general restructuring as part of the continued execution of the Company’s new business plan.

Provision for Income Taxes

The effective income tax rate was 32% in the third quarter of 2007 compared to 34% in the third quarter of 2006. The lower 2007 effective income tax rate was principally due to $0.4 million benefit as a result of the expiration of the statute of limitations on certain tax positions the Company had taken.

Year to Date Performance

Wholesale

Net sales decreased $16.6 million, or 7%, during the first nine months of 2007 compared with the same period in 2006 due to declines in all of the Company’s major brands and the $1.3 million effect of the divestiture of the sterling silver product line in July 2007.

Gross profit as a percentage of net sales was 42% and 43% in 2007 and 2006, respectively. This one percentage point decline in gross profit as a percentage of net sales was primarily due to higher costs for sourced product and higher sterling silver manufacturing costs during the first half of 2007 as production volume declined in the months preceding the divesture of the sterling silver product line. Partially offsetting the effect of these higher costs was lower excess inventory expense.

Selling expenses decreased $5.1 million, or 16%, in the first nine months of 2007 compared to the same period in 2006 primarily due to lower compensation costs resulting from workforce reductions. A reduction in variable selling costs as a result of lower sales volumes also contributed to the decrease.

In the second quarter of 2006, a goodwill impairment charge of $37.1 million was recorded to write-down the goodwill related to the Department 56 wholesale reporting unit.

Restructuring charges of $0.7 million in the first nine months of 2007 were primarily severance related charges as a result of the continued execution of the Company’s new business plan.

Retail

Net sales decreased $5.4 million, or 13%, in the first nine months of 2007 compared with the first nine months of 2006. This decrease was primarily due to the closing of 28 Lenox retail stores during the first quarter of 2006, and the high proportion of closeout merchandise promoted during 2007.

Gross profit as a percentage of net sales was 38% and 58% in the first nine months of 2007 and 2006, respectively. Approximately half of this 20 percentage point decrease was due to a $4.5 million positive purchase accounting adjustment in 2006 to value Lenox inventory at its estimated selling price less cost of disposal under the purchase method of accounting on the opening balance sheet date. The remaining 10 percentage point decrease in gross profit percentage resulted from a focus on liquidating second quality and excess inventory at significantly reduced prices during the first half of 2007.

Selling expenses of $22.4 million were 60% of net sales in 2007 compared to $23.5 million, or 55% of net sales in 2006. This five percentage point increase in selling expense as a percentage of net sales was principally due to higher occupancy costs related to three converted “All the Hoopla” stores that were opened in the fourth quarter of 2006 and lower sales volume.

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Restructuring charges of $1.2 million in the first nine months of 2007 were primarily lease termination costs related to an “All the Hoopla” store located in Buffalo, NY. Other store closing costs and severance charges related to general restructuring were a result of the continued execution of the Company’s new business plan.

Direct

Net sales decreased $4.1 million, or 7%, in the first nine months of 2007 as compared to the same period in 2006, as lower direct mail sales due to lower consumer response to our direct mail advertising campaigns in 2007 were partially offset by higher internet sales.

Gross profit as a percentage of sales was 68% and 70% in the first nine months of 2007 and 2006, respectively. The gross profit percentage in 2006 was negatively impacted by a $1.2 million purchase accounting fair market value adjustment related to the write up of inventory to its estimated selling price less cost of disposal under the purchase method of accounting on the opening balance sheet date. The decrease in the gross profit percentage in 2007, when compared to the gross profit percentage in 2006 adjusted to exclude the purchase accounting impact above, was primarily due to increased product costs and an increase in excess inventory expense.

Selling expenses increased by $1.5 million, or 5%, in the first nine months of 2007 compared to the first nine months of 2006. Selling expense as percentage of net sales also increased six percentage points from 54% in 2006 to 60% in 2007. This increase in selling expense as a percentage of net sales was primarily due to a planned increase in advertising spending in 2007 to acquire more new customers combined with lower customer response to our direct mail advertising campaigns and increased bad debt expense in 2007 related to a change in sales and customer mix.

Restructuring charges of $0.2 million in the first nine months of 2007 were severance related charges as a result of the continued execution of the Company’s new business plan.

Corporate

Net sales of $1.0 million in the first nine months of 2007 represents revenue from the licensing of the Lenox brand and was down $0.2 million compared with the first nine months of 2006.

General and administrative expenses decreased by $10.1 million, or 12%, in the first nine months of 2007 as compared to the same period in 2006, primarily due to $6.1 million reduction in post retirement expenses. This reduction was related to our decision in the fourth quarter of 2006 to freeze the Company’s defined benefit pension plans and to discontinue offering post retirement health benefits to current employees. Workforce reductions of $4.0 million, $0.5 million in building consolidation expenses incurred in 2006 and not repeated in 2007, and a $0.4 million gain on the 2007 sale of the sterling silver product line also contributed to the decrease. Partially offsetting these cost reductions was $4.4 million in executive management consulting fees incurred in 2007 and $1.0 million in additional rent net of depreciation related to the sale-leaseback of the Hagerstown distribution center and the Pomona facility.

Restructuring charges of $6.9 million in the first nine months of 2007 were principally severance expense related to the Company’s previous chief executive officer, lease buyout expense related to the shutdown of the Company’s Rogers, MN distribution facility, severance and exit costs related to the shutdown of Company’s sterling manufacturing facility and general severance and other costs associated with organizational changes implemented as part of the Company’s new business plan.

Loss on refinancing of debt

The Company incurred a $5.9 million loss on the early extinguishment of debt related to the refinancing of its term and revolver loans in the second quarter of 2007. This loss consisted of $2.7 million of costs incurred in the quarter related to the re-financing as well as the write-off of $3.2 million of previously capitalized loan costs.

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Provision for Income Taxes

The effective income tax rate was a 45% benefit in the first nine months of 2007 compared to 13% benefit in the first nine months of 2006. The low 2006 effective income tax rate was principally due to the goodwill impairment (which is primarily non-tax deductible). Additionally, the 2007 tax benefit was increased due to the recognition of $2.2 million of previously unrecognized tax benefits, net of adjustments to deferred tax assets, due to the expiration of the statute of limitations on certain tax positions in the first nine months of 2007.

Conference Call Information

Lenox Group management will review the Company’s 2007 third quarter results on a conference call beginning at 9:00 a.m. (EDT) on November 7, 2007. Investors will have the opportunity to listen to a live Webcast of the conference call over the Internet at www.earnings.com. To participate, please go to the Web site at least 15 minutes prior to the start time to register and download and install any necessary software. A replay will be available at the same location after the call concludes for those who cannot listen to the live broadcast.

About Lenox Group Inc.

Lenox Group Inc. is a market leader in quality tabletop, collectible and giftware products sold under the Lenox, Department 56, Gorham and Dansk brand names. The Company sells its products through wholesale customers who operate gift, specialty and department store locations in the United States and Canada, Company-operated retail stores, and direct-to-the-consumer channels including catalogs, direct mail, and the Internet.

Forward-looking statements

Any conclusions or expectations expressed in, or drawn from, the statements in this filing concerning matters that are not historical corporate financial results are “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. These statements are based on management’s estimates, assumptions and projections as of today and are not guarantees of future performance. Such risks and uncertainties that could affect performance include, but are not limited to, the ability of the Company to: (1) integrate certain Lenox and Department 56 operations; (2) achieve revenue or cost synergies; (3) generate cash flow to pay off outstanding debt and remain in compliance with the terms of its new credit facilities; (4) successfully complete its operational improvements, including improving inventory management and making the supply chain more efficient; (5) retain key employees; (6) maintain and develop cost effective relationships with foreign manufacturing sources; (7) maintain the confidence of and service effectively key wholesale customers; (8) manage currency exchange risk and interest rate changes on the Company’s variable debt; (9) identify, hire and retain quality designers, sculptors and artistic talent to design and develop products which appeal to changing consumer preferences; and (10) manage litigation risk in a cost effective manner. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements. Also, please read the bases, assumptions and factors set out in Item 1A in the Company’s Form 10-K for 2006 dated March 15, 2007 and filed under the Securities Exchange Act of 1934, all of which is incorporated herein by reference and applicable to the forward-looking statements set forth herein.

Contact

Ed Paolella

267.525.5072

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LENOX GROUP INC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share amounts)

	13 Weeks Ended				39 Weeks Ended
	September 29, 2007		September 30, 2006		September 29, 2007		September 30, 2006

NET SALES	$137,783		$154,268		$317,149		$343,441
COST OF SALES	71,948	52.2%	80,834	52.4%	171,387	54.0%	172,914	50.3%

Gross Profit	65,835	47.8%	73,434	47.6%	145,762	46.0%	170,527	49.7%

Selling, general and administrative expenses	53,166	38.6%	60,473	39.2%	156,273	49.3%	171,107	49.8%
Restructuring charges	2,015	1.5%	—	0.0%	8,882	2.8%	—	0.0%
Goodwill impairment	—	0.0%	—	0.0%	—	0.0%	37,074	10.8%

OPERATING INCOME (LOSS)	10,654	7.7%	12,961	8.4%	(19,393)	-6.1%	(37,654)	-11.0%

OTHER EXPENSE (INCOME)
Interest expense	4,728	3.4%	4,800	3.1%	11,628	3.7%	11,810	3.4%
Loss on refinancing of debt	—	0.0%	—	0.0%	5,940	1.9%	—	0.0%
Other, net	(145)	-0.1%	(2)	0.0%	(250)	-0.1%	(75)	0.0%

INCOME (LOSS) BEFORE INCOME TAXES	6,071	4.4%	8,163	5.3%	(36,711)	-11.6%	(49,389)	-14.4%
INCOME TAX EXPENSE (BENEFIT)	1,949	1.4%	2,776	1.8%	(16,528)	-5.2%	(6,508)	-1.9%

NET INCOME (LOSS)	$4,122	3.0%	$5,387	3.5%	$(20,184)	-6.4%	(42,881)	-12.5%

INCOME (LOSS) PER SHARE - BASIC	$0.30		$0.39		$(1.46)		$(3.12)

INCOME (LOSS) PER SHARE - ASSUMING DILUTION	$0.29		$0.39		$(1.46)		$(3.12)

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	13,826		13,758		13,808		13,743
ASSUMING DILUTION	14,019		13,795		13,808		13,743

SUPPLEMENTAL INFORMATION -
Depreciation expense (as reported within SG&A from continuing operations)	$2,823		$3,072		$9,220		$9,269

Reclassifications - Certain reclassifications were made to the quarter ended September 30, 2006 and 39 weeks ended September 30, 2006 condensed consolidated statement of operations in order to conform to the presentation of the quarter ended September 29, 2007 and 39 weeks ended September 29, 2007 condensed consolidated statement of operations. These reclassifications had no impact on consolidated net income (loss) as previously reported.

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LENOX GROUP INC

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)

ASSETS

	September 29, 2007	December 30, 2006	September 30, 2006
CURRENT ASSETS:
Cash and cash equivalents	$370	$875	$429
Accounts receivable, net	106,599	52,059	121,360
Inventories	101,249	101,925	127,950
Deferred taxes	18,363	13,896	13,375
Income tax receivable	10,488	956	5,370
Other current assets	8,104	9,306	11,609
Total current assets	245,173	179,017	280,093

PROPERTY AND EQUIPMENT, net	41,445	49,471	70,300
ASSETS HELD FOR SALE	—	—	5,508
GOODWILL, net	—	—	18,195
TRADEMARKS, net	119,092	119,439	122,718
OTHER INTANGIBLES, net	12,501	14,135	14,715
MARKETABLE SECURITIES	75	2,098	1,963
OTHER ASSETS	11,811	9,637	10,207
	$430,097	$373,797	$523,699

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$1,000	$49,056	$9,155
Borrowings on revolving credit facility	89,851	47,510	128,644
Accounts payable	29,962	35,248	55,158
Accrued compensation and benefits payable	7,240	6,428	11,135
Severance and restructuring reserves	5,655	1,939	3,809
Other current liabilities	8,881	8,576	4,830
Total current liabilities	142,589	148,757	212,731

DEFERRED COMPENSATION OBLIGATION	55	2,085	1,984
PENSION OBLIGATIONS	22,709	30,664	77,997
POSTRETIREMENT OBLIGATIONS	15,392	15,853	29,304
DEFERRED TAXES	17,108	18,297	233
LONG-TERM DEBT	98,750	—	74,203
DEFERRED GAIN ON SALE-LEASEBACK	3,639	3,845	—
OTHER NONCURRENT LIABILITIES	9,715	12,617	6,812
STOCKHOLDERS' EQUITY	120,140	141,679	120,435
	$430,097	$373,797	$523,699

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LENOX GROUP INC

SEGMENTS OF THE COMPANY AND RELATED INFORMATION FROM CONTINUING OPERATIONS (UNAUDITED)

(In thousands)

	13 Weeks Ended				39 Weeks Ended
	September 29, 2007		September 30, 2006		September 29, 2007		September 30, 2006
WHOLESALE:
Net sales	$105,880	100.0%	$117,958	100.0%	$223,866	100.0%	$240,434	100.0%
Gross profit	46,258	43.7%	50,561	42.9%	93,186	41.6%	103,393	43.0%
Selling expenses	10,100	9.5%	12,424	10.5%	27,016	12.1%	32,122	13.4%
Restructuring charges	5	0.0%	—	0.0%	692	0.3%	—	0.0%
Goodwill impairment	—	0.0%	—	0.0%	—	0.0%	37,074	15.4%
Operating income	36,153	34.1%	38,137	32.3%	65,478	29.2%	34,197	14.2%

RETAIL:
Net sales	$12,031	100.0%	$14,871	100.0%	$37,581	100.0%	$42,997	100.0%
Gross profit	5,666	47.1%	7,049	47.4%	14,266	38.0%	24,925	58.0%
Selling expenses	7,190	59.8%	7,582	51.0%	22,408	59.6%	23,508	54.7%
Restructuring charges	201	1.7%	—	0.0%	1,151	3.1%	—	0.0%
Operating (loss) income	(1,725)	-14.3%	(533)	-3.6%	(9,293)	-24.7%	1,417	3.3%

DIRECT:
Net sales	$19,736	100.0%	$21,206	100.0%	$54,678	100.0%	$58,818	100.0%
Gross profit	13,775	69.8%	15,590	73.5%	37,286	68.2%	41,016	69.7%
Selling expenses	11,845	60.0%	12,135	57.2%	33,048	60.4%	31,559	53.7%
Restructuring charges	7	0.0%	—	0.0%	173	0.3%	—	0.0%
Operating income	1,923	9.7%	3,455	16.3%	4,065	7.4%	9,457	16.1%

CORPORATE:
Unallocated Net Sales	$136		$233		$1,024		$1,192
Unallocated general and administrative expenses	24,031		28,331		73,801		83,917
Restructuring charges	1,802		—		6,866		—
Operating loss	(25,697)		(28,098)		(79,643)		(82,725)

CONSOLIDATED:
Net sales	$137,783	100.0%	$154,268	100.0%	$317,149	100.0%	$343,441	100.0%
Operating income (loss)	10,654	7.7%	12,961	8.4%	(19,393)	-6.1%	(37,654)	-11.0%

The Company has three reportable segments – Wholesale, Retail and Direct. Although the product produced and sold for each segment is similar, the type of customer for the product and the method used to distribute the product are different. The segmentation of these operations also reflects how the Company's chief executive officer (the CEO) currently reviews the results of these operations. Operating income (loss) for each operating segment includes specifically identifiable operating costs such as cost of sales, selling expenses and restructuring charges. General and administrative expenses are generally not allocated to specific operating segments and are therefore reflected in the corporate category. Other components of the statement of operations, which are classified below operating income (loss), are also not allocated by segment. In addition, the Company does not account for or report assets, capital expenditures or certain depreciation and amortization by segment. All transactions between operating segments have been eliminated and are not included in the table above.

Reclassifications – Certain reclassifications were made to the quarter ended September 29, 2006 and 39 weeks ended September 30, 2006 segment information in order to conform to the presentation of the quarter ended September 29, 2007 and 39 weeks ended September 29, 2007. These reclassifications had no impact on consolidated net loss as previously reported and are primarily related to the reporting of the discontinued operations.

Reconciliation of Non-GAAP Financial Measures

(In millions)

	13 Weeks Ended September 29, 2007	39 Weeks Ended September 29, 2007

Net income (loss) (GAAP measure)	$4,122	$(20,184)

Interest expense	4,746	11,645

Income and Franchise Taxes	2,042	(16,249)

Loss on refinancing of debt	—	5,940

Amortization expense	517	1,634

Depreciation expense	2,823	9,220

Other non-cash expenses	521	764

Severance, retention bonuses and related employee benefits and costs	1,127	6,084

Fines, settlements, judgments and legal fees associated with proceedings outside the ordinary course of business	—	245

Expenses incurred in connection with facility consolidations,closings and relocations	1,216	4,800

Professional fees paid related to the refinancing, restructuring and extraordinary corporate governance matters	2,454	5,949

Covenant compliance EBITDA (Non-GAAP measure)	$19,568	$9,848